Exhibit 4.6

SHARE SALE AGREEMENT
ARROWHEAD ENERGY

BLADE ENERGY PTY LIMITED
IDFK INTERNATIONAL MANAGEMENT INC
INTERNATIONAL RESOURCE MANAGEMENT CORPORATION LIMITED
MELIOR PTY LIMITED
SADAT NADERI
TERRI BIRGITTA ZADKO

AUSTRAL PACIFIC ENERGY (NZ) LIMITED

Barristers & Solicitors
Auckland & Wellington, New Zealand
www.simpsongrierson.com

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	AGREEMENT TO SELL AND PURCHASE	5
3.	PURCHASE PRICE AND PAYMENT	6
4.	OBLIGATIONS ON OR BEFORE CLOSING	6
5.	CLOSING	8
6.	CONDITIONS	10
7.	WARRANTIES	12
8.	CONFIDENTIALITY AND ANNOUNCEMENTS	13
9.	MISCELLANEOUS	14

SCHEDULE 1 - WARRANTIES

AGREEMENT DATED	2006

PARTIES

1.	BLADE ENERGY PTY LIMITED a duly incorporated company having its registered office at 12 Cessna Drive, Jandakat, Perth 6164, Australia on behalf of the Christina Trust

IDFK INTERNATIONAL MANAGEMENT INC a duly incorporated company having its registered office at Level 20, Menara Standard Chartered, 30 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia on behalf of the Gryphon Trust

INTERNATIONAL RESOURCE MANAGEMENT CORPORATION LIMITED a duly incorporated company having its registered office at 8 Nelson Street, Auckland, New Zealand

MELIOR PTY LIMITED a duly incorporated company having its registered office at 10 Glen Iris Drive, Jandakat, Perth 6164, Australia on behalf of W F and H Shire Family Trust

SADAT NADERI of London, England

TERRI BIRGITTA ZADKO of Perth, Australia on behalf of the Nighthawk Trust

(together Vendors and each a Vendor)

2.	AUSTRAL PACIFIC ENERGY (NZ) LIMITED a duly incorporated company having its registered office at Level 3, 40 Johnson Street, Wellington or nominee (Purchaser)

BACKGROUND

A.	Arrowhead Energy Limited (Company) is a company incorporated under the Companies Act 1993 with 125 fully paid ordinary shares each ranking equally in all respects.

B.	The Vendors are the owners of all shares in the Company, with each Vendor having the shareholding set out below:

Blade Energy Pty Limited	20 ordinary shares
IDFK International Management Inc	20 ordinary shares
International Resource Management Corporation Limited	25 ordinary shares
Melior Pty Limited	20 ordinary shares
Sadat Naderi	20 ordinary shares
Terri Birgitta Zadko	20 ordinary shares

C.	The Vendors wish to sell and the Purchaser wishes to purchase all of the shares in the Company, in accordance with the terms and conditions in this agreement.

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THE PARTIES AGREE THAT:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this agreement, unless the context indicates otherwise:

Accounts Date means 31 March 2006;

Act means the Companies Act 1993;

Business means the business of the Company from time to time;

Business Day means a day on which registered banks are open for ordinary over-the-counter business in Wellington, New Zealand, excluding Saturdays, Sundays and statutory public holidays in Wellington;

Cheal JVOA means the Shallow Joint Venture Operating Agreement in respect of Petroleum Exploration Permit (PEP) 38738-01 (and now also Petroleum Mining Permit (PMP) 38156), dated 16 December 2002, as varied by the Form of Variation dated 2 July 2004;

Cheal Revenue Shares has the meaning given to that term in the Company’s constitution;

Closing means the closing of the sale and purchase of shares contemplated by this agreement which will take place on the Closing Date;

Closing Date means the later of:

(a) 15 November 2006;

(b) 5 Business Days after all of the conditions in clause 6.1 have been fulfilled; or

(c) such other date as may be agreed between the Vendors and the Purchaser;

Company means Arrowhead Energy Limited;

Condition Date means 31 October 2006;

Disclosure Letter means the letter disclosing certain facts and circumstances in relation to the Warranties delivered by the Vendors to the Purchaser prior to the Condition Date as contemplated by clause 7.4;

Environmental Permits means any and all permits, consents, licences, approvals, registrations, certificates and authorisations required under any and all Environmental Requirements;

Environmental Requirements means any law (including the common law), statute, regulation, notice, consent, agreement, plan, bond or other requirement having legal effect, relating to the following:

(a) environmental protection;

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(b) health and/or safety of people;

(c) the use of land;

(d) the discharge or release into the environment of contaminants, hazardous substances or any other chemicals or toxic substances; and

(e) the use, manufacture, processing, refining or storage of contaminants, hazardous substances or other chemicals or toxic substances;

GAAP means generally accepted accounting practice in New Zealand, as defined in section 3 of the Financial Reporting Act 1993;

GST means goods and services tax payable under the Goods and Services Tax Act 1985;

Loan Facility means the loan facility made available to the Company under the Term Loan Agreement between the Company and the Purchaser dated on or about the date of this agreement;

Permits means the Company’s interests in:

(a) Petroleum Exploration Permit (PEP) 38738-01;

(b) Petroleum Mining Permit (PMP) 38156;

(c) Petroleum Mining Permit (PMP) 38153; and

(d) the Joint Venture Operating Agreements for the permits referred to in paragraphs (a) to (c) above;

Permitted Dividend means any distribution by the Company to the Vendors in accordance with clause 4.3;

Perpetual Provisions means section 8 and 9;

Properties means the properties or premises owned, leased, licensed or otherwise occupied by the Vendors in connection with the Business or by the Company (but excluding any property used in connection with the Permits and which are under the control of the operator under the relevant Joint Venture Operating Agreement);

Purchase Price means NZ$17,000,000.00 plus GST (if any);

SC Shares has the meaning given to that term in the Company’s constitution;

Shares means the shares in the capital of the Company referred to in paragraph C of the background and all rights attaching to them, together with any SC Shares or Cheal Revenue Shares issued by the Company and not redeemed and cancelled at the date of Closing;

Taxation includes any and all forms of tax (both domestic and foreign imposed by any level of government or any public body) and in particular (but without limitation):

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	(a)	income tax, goods and services tax, fringe benefit tax, stamp duty, land tax, gift duty, dividend withholding payments and excess retention tax;

	(b)	all other statutory or governmental impositions, dues, duties, levies, tariffs, charges, rates or local taxes;

(c)

all charges, interest, penalties, fines, additional tax, costs and expenses incidental and relating to or arising in connection with the re-assessment of any tax or to the negotiation of any closing of any dispute as to the liability of any person for any tax, or any actual or threatened taxation claim or proceeding taken in connection with any tax; and

(d)

the loss or reduction of any form of relief, exemption, concession, deferral, saving or sparing, including without limitation rebates, credits, deductions, allowances, net losses, loss carry forward or loss offset and in the case of deductions, allowances, net losses, loss carry forward or loss offset multiplied by the appropriate rate of taxation where applicable;

Tax and Taxes will be construed accordingly;

Warranties means the warranties, representations and undertakings given or made by the Vendors in Schedule 1 and Warranty will be construed accordingly; and

Warranty Claim means a valid and permitted claim by the Purchaser against the Vendors under clause 7.3.

1.2	Interpretation: In this agreement, unless the context indicates otherwise:

	(a)	Defined Expressions: expressions defined in the main body of this agreement have the defined meaning throughout this agreement, including the background;

	(b)	Headings: section, clause and other headings are for ease of reference only and do not affect this agreement’s interpretation;

	(c)	Parties: references to any party include that party’s executors, administrators, successors and permitted assigns;

(d)

Persons: references to a person include an individual, company, corporation, partnership, firm, joint venture, association, trust, unincorporated body of persons, governmental or other regulatory body, authority or entity, in each case whether or not having a separate legal identity;

	(e)	Plural and Singular: references to the singular include the plural and vice versa;

(f)

Clauses/Schedules/Attachments: references to clauses, schedules and attachments are to clauses in, and the schedules and attachments to, this agreement. Each such schedule and attachment forms part of this agreement;

(g)

Statutory Provisions: references to any statutory provision are to statutory provisions in force in New Zealand and include any statutory provision which amends or replaces it, and any by-law, regulation, order,

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statutory instrument, determination or subordinate legislation made under it;

	(h)	Negative Obligations: any obligation not to do anything includes an obligation not to suffer, permit or cause that thing to be done;

	(i)	Inclusive Expressions: the term includes or including (or any similar expression) is deemed to be followed by the words without limitation;

(j)

Documents: references to any document (however described) are references to that document as modified, novated, supplemented, varied or replaced from time to time and in any form, whether on paper or in an electronic form;

(k)

Joint and Several Obligations: undertakings, warranties, representations, covenants, agreements and other obligations of the Vendors will bind and be deemed to have been given or assumed by each of them severally;

(l)

Payment: references to, or obligations in this agreement which require, payment of money will be references to, or deemed to be an obligation requiring, payment of money in immediately available cleared funds or in any other form that the Vendors and Purchaser agree in writing;

	(m)	$ and Dollars: $ and Dollars refers to New Zealand dollars;

(n)

Monetary Amounts: all monetary amounts are stated exclusive of GST and in New Zealand currency, and all amounts payable by a party under this agreement are to be paid in that currency. GST is payable at the same time and in the same manner as is any other amount payable under this agreement, where that amount is subject to GST under the Goods and Services Tax Act 1985.

2.	AGREEMENT TO SELL AND PURCHASE

2.1	Sale and Purchase: The Vendors agree to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and take a transfer of, the Shares on the terms and conditions in this agreement.

2.2

No Encumbrances: The Shares will be bought and sold free and clear of any encumbrances, other than any encumbrances in favour of the Purchaser pursuant to the Loan Facility and associated security documents.

2.3

Rights and Privileges: The Shares will be bought and sold with all benefits, rights, privileges and entitlements which accrue or attach to them as at the date of this agreement including the right to all bonuses, dividends (other than the Permitted Dividend) and other distributions made or paid in respect of the Shares on or after 31 March 2006.

2.4	Title, Property and Risk: The title to, property in and risk of the Shares:

	(a)	Vendors: until Closing, remains solely with the Vendors; and

	(b)	Purchaser: passes to the Purchaser on and from Closing.

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3.	PURCHASE PRICE AND PAYMENT

3.1	Purchase Price: The price payable by the Purchaser to the Vendors for the Shares will be the Purchase Price.

3.2	Payment: The Purchase Price will be paid by the Purchaser on Closing, less the amount required to repay all indebtedness under the Loan Facility.

3.3

Apportionment: The moneys payable under clause 3.2 shall be apportioned amongst the Vendors in accordance with their agreed percentage entitlements and paid by Bank transfer of cleared funds to the account of International Resource Management Corporation Limited at ASB Main Branch, Wellington account number 0017926-61 (Sort Code: 123192. Swift Code: ASBBNZ2A), which is hereby authorised to receive the same on behalf of the Vendors and payment to whom shall be a good discharge to the Purchaser.

3.4	Lowest Price: The parties agree that:

(a) Capitalised Interest: the Purchase Price does not include any capitalised interest;

(b) Lowest Price: the “lowest price” for the purpose of section EW32 of the Income Tax Act 2004 is equal to the Purchase Price; and

(c) Tax Returns: they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and that they will file their tax returns accordingly.

4.	OBLIGATIONS ON OR BEFORE CLOSING

4.1	Vendors’ Obligations: The Vendors will:

(a) Repayment Obligations: on or before Closing, ensure the repayment of all money (if any) owing to the Company by the Vendors;

(b)

Access: ensure that the Purchaser or its representatives have full access to the premises, books of account, computerised records, financial records, and other documents and records of the Company from the date of this agreement until Closing and that they will be given promptly all information they may reasonably require concerning the Business or affairs of the Company;

(c)

Terminate Employment: immediately before Closing, lawfully terminate the employment of all staff employed by the Company and meet all legal obligations to the staff whose employment has been terminated, including paying all wages and salary, holiday pay, redundancy pay and other compensation; and

(d)

Bank Accounts: not less than two Business Days before the Closing Date, deliver to the Purchaser a statement disclosing details of all accounts or deposits of the Company with banks or other financial institutions and the signatories to those accounts.

4.2	Pre-Closing Undertakings: In the period from 31 March 2006 until Closing, the Vendors undertake that:

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(a)

Business Pending Settlement: the Business will be operated in the normal and ordinary course and, except as specified in clause 4.3, no unusual payments shall be made, no unusual or onerous commitments will be entered into and the assets of the Business will be properly maintained and preserved other than as specifically disclosed to the Purchase prior to the date of this agreement;

	(b)	Obligations: subject to clause 4.4, the Company will continue to meet all of its outstanding obligations, including in relation to the Cheal JVOA;

	(c)	Shares: the Vendors will not deal with the Shares and will ensure that all shareholder advances are repaid at the date of Closing; and

	(d)	Permits: without limiting clause 4.2(a), the Company will not transfer or otherwise deal with its interest in the Permits without the prior written approval of the Purchaser.

4.3	Apportionment of Revenue and Expenses: The intention of the parties is that:

(a)

the Vendors will have the benefit of the Company’s share of revenue from the Cheal JVOA, net of its responsibility for the costs of the Cheal JVOA up to 18 October 2006 and the Purchaser will have the benefit of the Company’s share of revenue from the Cheal JVOA, net of its responsibility for the costs of the Cheal JVOA on and from 18 October 2006:

(b)

in all other respects the Vendors will have the benefit of the Company’s revenue and responsibility for the Company’s accounts payable up to Closing and the Purchaser will have the benefit of the Company’s revenue and responsibility for its accounts payable on and from Closing.

In this regard

(c)

the Vendors and the Purchaser will work together to produce a set of final accounts for the Company as at Closing (but apportioning Cheal revenue and expense as at 18 October), which accounts will accrue all revenue due and accounts payable (including provision for the receipt of Cheal revenue from the Cheal joint venture (as an account receivable), and for the payment of the net Cheal revenue to the vendors (as an account payable)); and

(d)

as Cheal revenue funds are received from the Cheal joint venture, payments (representing the portion of that net revenue attributable to the period up to 18 October) will be made to the Vendors, clearing the provisions in the final accounts (and to the extent that any such revenue is paid to the Company after Closing, the Company will hold such funds on trust for the Vendors and will account to the Vendors for such funds).

4.4

Obligations under the Cheal JVOA: Notwithstanding clause 4.2(b) the Purchaser agrees to meet any cash calls made on the Company under the Cheal JVOA on or after 18 October 2006. In the event that this Agreement is terminated under clause 6.5 or Closing is not completed on the Closing Date other than as a result of default by the Purchaser, the Vendors will, within 7 days, reimburse the Purchaser for any cash calls met by the Purchaser pursuant to this clause 4.4. The Vendors agree that the security provided in relation to the Loan Facility will also provide security against proper repayment of any amount repayable to the Purchaser under this clause 4.4. If the Vendors fail to repay any amount payable to the

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Purchaser under this clause 4.4 by the due date for payment, such monies will be deemed to have been advanced pursuant to the Loan Facility, and all relevant provisions of the Loan Facility shall apply accordingly.

4.5	Purchaser’s Obligations: Not less than two Business Days before the Closing Date, the Purchaser will provide the Vendor with:

	(a)	Officers: the full names and residential addresses of the Company’s new directors nominated by the Purchaser to take office with effect from Closing;

(b)

Bank Authorisations: subject to the Vendors’ compliance with clause 4.1(d), a list of those authorities to operate bank accounts which the Purchaser requires to be revoked and the names of any new signatories to those accounts; and

	(c)	Transfer: share transfer forms duly executed by the Purchaser.

5.	CLOSING

5.1

Time and Place: Closing will take place at 2.15 pm or at such other time as the Vendors and the Purchaser agree on the Closing Date at the offices of the Purchaser’s solicitors or at such other place as the Vendors and the Purchaser agree.

5.2	Documents for Delivery by the Vendors at Closing: At Closing the Vendors will deliver to the Purchaser:

	(a)	Share Transfers: transfers of the Shares to the Purchaser executed by the respective holders of the Shares and in registrable form;

	(b)	Share Certificates: the share certificates (if any) for the Shares or, if none, a statutory declaration by a Company officer stating that no share certificate has been issued for any of the Shares;

	(c)	Waivers: any waivers of pre-emptive rights required under the Company’s constitution required to enable the Purchaser to be registered as holder of the Shares;

(d)

Directors’ Resolution: a resolution of the Company’s directors approving the transfers of the Shares and directing that, on presentation of the executed transfer, the Purchaser be entered in the Company’s register of shareholders as the holder of the Shares and the existing share certificates (if any) for the Shares be cancelled;

(e)

Shareholders’ Resolution: a special resolution of the shareholders of International Resource Management Corporation Limited (IRMCL) approving the sale of the Shares held by IRMCL and evidence satisfactory to the Purchaser that no shareholder in IRMCL requires IRMCL to purchase its shares in IRMCL pursuant to section 110 of the Act in connection with the sale of the Shares, together with such other resolutions for each of the other Vendors as may be required in the jurisdiction in which those Vendors are incorporated (or domiciled);

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(f)	Statutory Records:

(i)

the certificate of incorporation and constitution of the Company (or copies certified by the Vendors’ solicitor as true and correct copies of the Company’s certificate of incorporation and constitution);

	(ii)	any certificate of incorporation on change of name of the Company;

	(iii)	the directors’ and shareholders’ minute book and other records of meetings or resolutions of directors and members;

	(iv)	the share register;

	(v)	the interests register;

	(vi)	the register of directors and secretary;

	(vii)	the register of charges; and

	(viii)	all other registers and statutory records required by the Act and all other books, records and documents relating to the Company’s affairs;

(g)	Written Agreements: copies of all written material agreements to which the Company is a party;

(h)

Intellectual Property Rights: certificates of registration and renewals of those Trade Marks of which the Company is registered as the proprietor and copies of all licences and registered user agreements which have been executed by the Company and pursuant to which the Company is the registered user of any Trade Mark;

(i)

Books of Record and Account: all books of record and account (including without limitation, all tax returns, statement of taxation, account and correspondence with the Inland Revenue Department) of the Company and all computerised records of the Company;

(j)

Resignations: resignations in writing as directors of the Company, which resignations will include an acknowledgment in a form acceptable to the Purchaser that no money is owing to them whether as fees, salary, reimbursement for expenditure, compensation or otherwise and that they have no claims of any kind against the Company;

(k)	Appointments: evidence of the passing of an effective resolution by the Company appointing such persons as the Purchaser may nominate as directors; and

(l)

Banking: evidence of the passing by the Company’s board of directors of effective resolutions revoking all existing authorities to bankers concerning the operation of the Company’s bank accounts required by the Purchaser to be revoked under clause 4.1(d) and giving authority to such persons as the Purchaser may have nominated under clause 4.1 (d) to operate these accounts.

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5.3	Closing Payment: On compliance with the provisions of clause 5.2, the Purchaser will pay the amount contemplated by clause 3.2 in the manner specified in clause 3.3.

5.4

Default by Vendors: If the Vendors default in the performance of any of their obligations under this agreement prior to or on the Closing Date, the Purchaser may (in addition to and without prejudice to any other rights or remedies available to it):

(a)

Limited Closing: effect Closing so far as practicable having regard the defaults which have occurred (in which case the Vendors will be liable to comply as soon as possible with their obligations under this section);

	(b)	Specific Performance: sue the Vendors for specific performance; and

(c)

Cancel Agreement: give the Vendors notice in writing of the default and if such default is not remedied to the satisfaction of the Purchaser within 10 Business Days of any notice under this clause 5.4©, cancel this agreement.

5.5

Default by Purchaser: If due to the Purchaser’s default any portion of the Purchase Price is not paid on the due date the Purchaser will without prejudice to any of the Vendor’s rights or remedies under this Agreement pay to the Vendor interest (at the Default Interest Rate applicable in respect of the Loan Facility) on the unpaid portion of the Estimated Purchase Price from the due date until payment in full.

6.	CONDITIONS

6.1	Conditions: Closing is conditional upon:

	(a)	Due Diligence: the completion by the Purchaser of due diligence on the Shares and the Company, satisfactory to the Purchaser in all respects;

(b)

Third Party Regulatory Consents: any third party regulatory consents or approvals requested for the purchase of the Shares including the consent of the Minister of Energy pursuant to section 41 of the Crown Minerals Act 1991 being received on terms satisfactory to the Purchaser;

	(c)	Financing for the Loan Facility: the Purchaser raising sufficient debt and equity finance on terms entirely acceptable to the Purchaser (at its sole discretion) to fund the Loan Facility;

(d)

Financing for the Purchase: the Purchaser raising sufficient debt and equity finance on terms entirely acceptable to the Purchaser (at its sole discretion) to fund the purchase of the Shares and development costs;

	(e)	Board Approval: Purchaser board approval of the purchase of the Shares and the associated financing;

(f)

Financial Obligations: evidence satisfactory to the Purchaser that the Company has met all of its financial obligations, including under Cheal JVOA and it has no third party indebtedness other than the Loan Facility;

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	(g)	SC Shares: the Vendors discharging all obligations to the SC Share shareholders from the Loan Facility and the Vendors redeeming and cancelling all such shares;

	(h)	Cheal Revenue Shares: evidence satisfactory to the Purchaser that there are no Cheal Revenue Shares on issue;

	(i)	Royalty Arrangements: evidence satisfactory to the Purchaser that the Company has not entered into any royalty arrangements other than the O’Neil Royalty (as previously disclosed to the Purchaser);

(j)

NGC/Vector Approval: the Purchaser receiving written confirmation from Vector that it will not terminate the Gas Prepayment and Sale Agreement between the Company and NGC as a result of the sale and purchase of the Shares. If Vector will not provide such written confirmation then the Vendors will repay the amount owed to Vector under or in relation to such agreement (Vector Amount) prior to Closing. In such circumstances the Purchaser will repay the Vendors the Vector Amount from the net proceeds of gas sales from Cheal and Kahili. The Vector Amount will be interest free and unsecured. The Purchaser agrees to apply no less than 20% of the net revenue of the gas sales from Cheal and Kahili (as determined by the Purchaser’s auditor if the parties cannot agree) in repayment of the Vector Amount. The repayments will be made within ten working days of the end of each month based on the net revenue for the said gas sales in the previous month; and

(k)

Surrender of Certain Permits: evidence satisfactory to the Purchaser that the company has surrendered all interests in Petroleum Exploration Permit (PEP) 38333 and Petroleum Exploration Permit (PEP) 38340 and that it has no further obligations in respect of such permits.

6.2	Fulfillment of Conditions: The parties will use their best endeavours to procure the fulfillment of the conditions in clause 6.1.

6.3	Benefit of Conditions: The conditions in clause 6.1 have been inserted solely for the benefit of the Purchaser which may waive them at the Purchaser’s sole discretion.

6.4

Non-Fulfilment of Consent Condition: If the Purchaser has not obtained the consent of the Minister of Energy to the transfer of the Shares, pursuant to section 41 of the Crown Minerals Act 1991, by the Condition Date and the Purchaser elects to waive condition in clause 6.1(b), the parties will continue to use best endeavours to obtain such consent. Notwithstanding the preceding sentence, if the Purchaser subsequently determines (acting reasonably) that is not possible to obtain the consent of the Minister of Energy (on terms satisfactory to the Purchaser) then the parties will take such steps as are necessary or desirable (including the re-transfer of the shares and the repayment of the purchase price) to unwind the transaction contemplated by this agreement and to return each of them to the position they would have been in if this agreement had not been entered into.

6.5

Non-Fulfilment of Other Conditions: If all the Conditions have not been fulfilled or waived in accordance with this agreement by the Condition Date (or, in the case of the condition in clause 6.1(c), by 18 October 2006) or such later date as may be agreed in writing by the parties, then either the Vendors or the Purchaser

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may terminate this agreement by notice in writing to the other of them, in which case this agreement will end (with the exception of the Perpetual Provisions and rights that accrue before this agreement is terminated) and no party will have any claim against any other party arising under or in connections with this agreement.

7.	WARRANTIES

7.1

Warranties: In consideration of the Purchaser entering into this agreement the Vendors give and make the Warranties, with the intent that the Purchaser does, in entering into this agreement, rely on the truth of the statements in the Warranties. Each of the Warranties is given as a separate Warranty and will not limit, nor be limited by, any other Warranty.

7.2	Warranties Repeated: The Warranties given and made under clause 7.1 will also be deemed to be given and made by the Vendors at all times up to and on Closing.

7.3	Warranty Claims: All Warranty Claims made by the Purchaser must be in writing and delivered to the Vendors’ solicitors and all claims so made will be deemed to have been made against the Vendors.

7.4

Exclusions from Warranty Claims: No fact or circumstance will give rise to a Warranty Claim to the extent that fact or circumstance is specifically disclosed in the Disclosure Letter delivered by the Vendors to the Purchaser prior to the Condition Date.

7.5

Non-Taxation Warranty Claim Limitations: The Purchaser will not be entitled to make any claim whatsoever against the Vendors in respect of any Warranty, other than a Warranty in relation to Tax, being unfulfilled or materially untrue, misleading or incorrect nor any other claim under or in respect of this agreement:

(a)

Threshold: unless the aggregate amount of all individual claims comprising the first claim made in any one year from the date of this agreement exceeds $50,000 but once any claim or claims have reached that aggregate amount no further minimum thresholds will apply to any subsequent claims made in that year;

(b) Maximum Liability: to the extent that the aggregate amount payable by the Vendors for all such claims would exceed a sum equal to the Purchase Price; and

(c) Time: unless the claim is made prior to the expiry of 24 months from Closing, provided that this clause will not apply to claims in respect of Taxation.

7.6

Taxation Warranty Claim Limitations: The Purchaser will not be entitled to make any claim whatsoever against the Vendors in respect of any Warranty in relation to Tax being unfulfilled or materially untrue, misleading or incorrect nor any other claim under or in respect of this agreement unless the claim is made prior to the expiry of four years from the date of filing of the income tax return for the year ending 31 March 2006.

7.7

Notification: If, before Closing, the Vendors become aware of any Warranty being unfulfilled or materially untrue, misleading or inaccurate or of any circumstance which will or would reasonably be likely to result in any of the Warranties being unfulfilled or materially untrue, misleading or inaccurate at

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Closing, or any event will occur which may entitle the Purchaser to exercise its rights of cancellation under clause 7.11, the Vendors must immediately notify the Purchaser in writing of all relevant information, circumstances or events.

7.8

Indemnification of Purchaser: The Vendors will indemnify the Purchaser and keep the Purchaser fully and effectively indemnified against, and will hold the Purchaser harmless from, any loss, liability, damage, cost, expense or Taxation which results or arises from, or is attributable or relates to, any of the Warranties given by the Vendors being unfulfilled or materially untrue, misleading or inaccurate.

7.9	Gross Up: If:

(a) Deduction: the Vendors are required by law to make any deduction or withholding from any sum payable under the indemnity given in this section 7 or under or in respect of any Warranty; or

(b) Payment: the Purchaser is required by law to make any payment or suffers any Taxation on or in relation to any amount received or receivable by the Purchaser under this agreement;

then the sum payable by the Vendors will be increased to the extent necessary to ensure that after making the deduction, withholding or payment, or suffering the Taxation, the Purchaser receives and retains (free of any liability in respect of any such deduction, withholding or payment, or Taxation) a net sum equal to the sum that the Purchaser would have received and retained had no such deduction, withholding or payment been made, and no such Taxation been suffered.

7.10

Other Rights: The Purchaser’s rights to demand payment under this section 7 are additional to and separate from any rights conferred on it by law as a result of any of the Warranties being incorrect or materially untrue, misleading or inaccurate, and no such rights will detract from the provisions of this section 7.

7.11

Cancellation for Breach of Warranty: If on or before Closing the Vendors notify the Purchaser or the Purchaser otherwise reasonably forms the view that any of the Warranties are or will be unfulfilled or materially untrue, misleading or inaccurate and has first advised the Vendors of its view and the reasons for this view the Purchaser will be entitled by notice in writing to the Vendors (detailing the basis on which the Purchaser believes any of the Warranties are or will be unfulfilled or materially untrue, misleading or inaccurate) to cancel this agreement but failure to exercise this right will not constitute a waiver of any other rights of the Purchaser arising out of such Warranties being unfulfilled or materially untrue, misleading or inaccurate.

8.	CONFIDENTIALITY AND ANNOUNCEMENTS

8.1	Disclosure by Parties: Subject to clauses 8.2 and 8.3, the parties will not disclose the provisions of this agreement or any matters relating to this agreement to any person.

8.2	Advisers or Required by Law: A party may make disclosures of provisions of this agreement or matters relating to this agreement:

(a) To Employees, etc: to those of its employees, officers, professional or financial advisers and bankers as the party reasonably thinks necessary but only on a strictly confidential basis; or

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(b) Required by Law: to the extent required by law or by stock exchange listing requirements.

8.3

Consent: Any public announcement of the transactions contemplated by this agreement (except those required by law or by stock exchange listing requirements) must only be made with the prior written consent of the Vendors and the Purchaser.

9.	MISCELLANEOUS

9.1

Non-Merger: The warranties, undertakings, obligations and indemnities given under this agreement will not merge or be treated as discharged on Closing or on the execution or delivery of any document pursuant to this agreement, but will remain enforceable to the fullest extent, despite any rule of law to the contrary.

9.2

Entire Agreement: This agreement (together with the documents referred to in this agreement) records the entire understanding and agreement of the parties relating to the matters dealt with in this agreement. This agreement supersedes all previous understandings or agreements (whether written, oral or both) between the parties relating to these matters.

9.3	Further Assurances: Each party will do all things and execute all documents reasonably required to give effect to the provisions and intent of this agreement.

9.4

Invalidity: If any provision of this agreement is or becomes invalid or unenforceable, that provision will be deemed deleted from this agreement. The invalidity or unenforceability of that provision will not affect the other provisions of this agreement, all of which will remain in full force and effect to the extent permitted by law, subject to any modifications made necessary by the deleting of the invalid or unenforceable provision.

9.5	Notices:

(a)

Form of Notice: All notices or other communications required or permitted under this agreement must be in writing, signed by an authorized person on behalf of the relevant party, addressed to the recipient at the postal address, e-mail address or facsimile number in this clause (as applicable) or to such other postal address, e-mail address or facsimile number as a party may notify to the other parties by like notice. Notices or other communications must be sent to the recipient by hand, prepaid fast post (airmail if outside New Zealand), e-mail or facsimile and signed by a person duly authorized by the sender:

(i)	The Vendors: if to the Vendors, to:

James Robert Zadko
4 Adina Road,
City Beach,
Perth, Wa,
Australia

	e-mail:	zadko157@bigpond.net.au

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with a copy to:

Derek Michael Willshee
12 Cessna Drive,
Jandakot,
Perth 6164, Wa,
Australia

	e-mail:	dmwillshee@bigpond.com

(ii)	The Purchaser: if to the Purchaser, to:

Austral Pacific Energy (NZ) Limited
Level 3
40 Johnston Street
Wellington
New Zealand

	For:	Rick Webber
	Facsimile:	+64 4 495 0889
	e-mail:	rickw@austral-pacific.com

with a copy to:

Simpson Grierson
Solicitors
Level 24
195 Lambton Quay
P O Box 2402
Wellington

	For:	Stephen Ward
	Facsimile:	+64 4 924 3418
	e-mail:	stephen.ward@simpsongrierson.com

(b)

Time of Receipt: Without limiting any other means by which a party may be able to prove that a notice or other communication has been received by another party, a notice or other communication will be deemed to have been duly received:

	(i)	Personal Delivery: if sent by hand, when left with an apparently responsible person at the recipient’s address;

(ii)

Pre-Paid Post: if sent by pre-paid fast post, two Business Days (if posted within New Zealand to an address in New Zealand) or seven Business Days (if posted by airmail from one country to another) after the date of posting;

(iii)

Facsimile: if sent by facsimile, on receipt by the sender of an acknowledgment or transmission report generated by the facsimile machine from which the notice or other communication was sent in its entirety to the recipient’s facsimile number. The sender will retain in safe custody the original of the notice or other communication sent by facsimile together with the acknowledgment of transmission report generated by the facsimile machine from which the notice or other communication was sent. The recipient will be authorized

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to act on any notice or other communication sent by facsimile without requiring receipt of the original notice or other communication;

(iv)

E-mail: if sent by e-mail, on receipt by the sender of an e-mail message showing that the e-mail has been opened at the recipient’s terminal. The sender will keep in safe custody a printed copy of the notice or other communication sent by e-mail together with a printed copy of the e-mail message showing that the e-mail notice was opened at the recipient’s terminal. The recipient will be authorized to act on any notice or other communication sent by e-mail without needing receipt of any printed copy of the notice or other communication. The recipient will be authorized to act on any notice or other communication sent by e-mail without needing receipt of any printed copy of the notice or other communication;

except that if a notice or other communication is served by hand, or is received by facsimile on a day which is not a Business Day, or after 5.00 pm local time on any Business Day, that notice or other communication will be deemed to have been duly received by the recipient at 9.00 am local time on the first Business Day after that day.

9.6	Governing Law and Jurisdiction

This agreement is governed by the laws of New Zealand and the parties submit to the non-exclusive jurisdiction of the New Zealand courts in respect of all matters relating to this agreement.

9.7	Counterpart and Facsimile/e-mail Execution

This agreement may be signed:

(a) In Counterpart: in any number of counterpart copies which, read together, will constitute one and the same document, and any party may enter into this agreement by signing any such counterpart; and

(b)

By Facsimile/e-mail: by any party signing a copy of this agreement or any counterpart and sending by facsimile or e-mail to any other party a copy of the agreement so signed by it, and all parties agree to be bound by their signatures appearing on facsimile and e-mail copies.

This agreement will become binding on all the parties when each party has completed delivery of the executed counterpart to all other parties and it will be dated accordingly.

9.8	Amendments

No amendment to this agreement will be effective unless it is in writing and signed by a duly authorized senior representative of each party.

9.9	Waiver

Any waiver by a party of any of its rights or remedies under this agreement will be effective only if it is recorded in writing and signed by a duly authorized senior representative of that party. If the waiver relates to a breach of any provision of

Share Sale Agreement	Page 17

this agreement, this will not (unless stated otherwise) operate as a waiver of any other breach of that provision. No waiver of any breach, or failure to enforce any provision, of this agreement at any time by either party will in any way affect limit or waive that party’s right to subsequently require strict compliance with this agreement.

9.10	Costs

Each party will bear its own costs and expenses incurred in connection with the negotiation, preparation and interpretation of this agreement.

9.11	Remedies Cumulative

The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

9.12	Assignment

(a)

By Purchaser: The Purchaser may assign or otherwise transfer all or part of the Purchaser’s rights or obligations under this agreement without the consent of the other parties provided that the Purchaser will remain responsible for satisfying the Purchaser’s obligations under this agreement. Each assignee or transferee of the Purchaser will have the same rights against the other parties under this agreement as if named in the agreement as Purchaser.

(b) By Vendors: The Vendors may not assign or otherwise transfer all or part of their rights or obligations under this agreement to any other person without the Purchaser’s prior written consent.

SIGNATURES

SIGNED by AUSTRAL PACIFIC ENERGY
(NZ) LIMITED as Purchaser by:

Full name of director/authorized signatory	Signature of director/authorized signatory

Full name of director/authorized signatory	Signature of director/authorized signatory

Witness:
(if other than two directors sign)

Signature of witness

Full name of witness

Occupation of witness

Address of witness

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SIGNED by BLADE ENERGY LIMITED as a Vendor by its duly authorized attorney DEREK MICHAEL WILSHEE:

Signature

Witness:

Signature of witness

Full name of witness

Occupation of witness

Address of witness

SIGNED by IDFK INTERNATIONAL MANAGEMENT INC as a Vendor by its duly authorized attorney DEREK MICHAEL WILSHEE:

Signature

Witness:

Signature of witness

Full name of witness

Occupation of witness

Address of witness

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SIGNED by INTERNATIONAL RESOURCE MANAGEMENT CORPORATION LIMITED as a Vendor by:

Full name of director	Signature of director

Full name of director	Signature of director

Witness:
(if other than two directors sign)

Signature of witness

Full name of witness

Occupation of witness

Address of witness

SIGNED by MELIOR PTY LIMITED as a Vendor by its duly authorized attorney, JAMES ROBERT ZADKO:

Signature

Witness:

Signature of witness

Full name of witness

Occupation of witness

Address of witness

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SIGNED by SADAT NADERI as a Vendor by his duly authorised attorney DEREK MICHAEL WILSHEE in the presence of:

Witness:

Signature of witness

Full name of witness

Occupation of witness

Address of witness

SIGNED by TERRI BIRGITTA ZADKO as a Vendor by her duly authorised attorney JAMES ROBERT ZADKO in the presence of:

Witness:

Signature of witness

Full name of witness

Occupation of witness

Address of witness

SCHEDULE 1

WARRANTIES

1.	CORPORATE STRUCTURE

1.1

No Subsidiaries: The Company has not, and will not on Closing have, any subsidiaries (as defined by section 5 of the Act) and the Company is not beneficially entitled to, and will not on Closing hold or be beneficially entitled to, shares in any other company, or be a party to any other arrangement, the effect of which is or will be to render that other company, in substance or effect, a subsidiary of the Company, or vice versa.

1.2

No Equity Interests: Except as otherwise expressly disclosed in writing to the Purchaser, the Company is not, and will not on Closing be, legally or beneficially entitled to any shares or other equity interests, or securities convertible into shares or other equity interests, in any corporation.

1.3

No Joint Ventures: The Company is not, and will not on Closing be, a party to any joint venture, partnership, syndicate, consortium, or other body or association, whether incorporated or not (other than in relation to the Permits).

2.	CORPORATE

2.1	Authority:

(a) Standing: The Company has full corporate power to carry on its business and has obtained all authorisations required to validly do so.

(b)

No Power of Attorney: The Company has not executed any power of attorney or conferred on any person, other than its directors and employees, any authority to enter into any transaction on behalf of or to bind the Company in any way.

(c)

No Further Authorisation: Except as specified in this agreement, no further authorisation, consent or approval of any person is required as a condition of this agreement’s validity or to give effect to the transactions contemplated by it.

2.2	Vendors’ Authority:

(a)

Power to Enter Into Agreement: The Vendors have the legal right, authority and full power to enter into this agreement and to perform their obligations under it and have taken all necessary corporate, and other action to authorise this agreement’s execution, delivery and performance.

(b)

Binding Obligation: The Vendors acknowledge that this agreement constitutes a valid and binding obligation enforceable against the Vendors in accordance with its terms, (except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws relating to or affecting creditors’ rights).

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3.	SHARE CAPITAL

3.1

Shares Fully Paid: Other than the SC Shares, all the shares in the Company’s capital are fully paid up and rank equally in all respects, and in the case of shares fully or partly paid up otherwise than in cash, all statutory requirements in respect of these shares were duly complied with.

3.2	No Alteration to Share Capital: Except as contemplated by clause 6.1(g), the Vendors will not permit the Company’s share capital or any rights attaching to the Shares to be altered prior to Closing.

3.3

No Options: Neither the Company nor the Vendors have entered into any agreement or arrangement providing for a right, entitlement or option for any person to take shares or convertible securities in the Company and will not do so prior to Closing.

3.4

Shares Free of Encumbrances: On Closing the Shares will pass to the Purchaser free of all liens, charges, encumbrances, security interests, rights of pre-emption or other adverse interests of any nature.

3.5

Title, Power and Authority: The Vendors have legal title to the Shares and the full right, power and authority to sell the Shares to the Purchaser under this agreement (without the consent of any third party), free and clear of all encumbrances.

3.6

No Obligation to Dispose of Shares: The Vendors are under no obligation, whether actual or contingent, to sell, encumber or otherwise dispose of or deal with any of the Shares or any interest in the Shares except as set out in section 2.

4.	INFORMATION AND MATERIAL CIRCUMSTANCES

4.1

Information Correct: All information which has been, or will prior to Closing be given in writing by or on behalf of the Vendors or the Company (whether by any director, agent, professional advisor or other person) to the Purchaser or any director, agent, professional advisor or other representative of the Purchaser in respect of the Company (including the information in any Disclosure Letter) was, or will be when given, true, complete and accurate in all material respects.

4.2

No Material Circumstances Omitted: The Vendors are not aware of any material circumstances which have not been disclosed in writing to the Purchaser prior to the date of this agreement and which might reasonably be expected materially and adversely to affect the Company’s financial position, Business, assets or profitability, the value of the Shares or the Company’s ability to continue to achieve the level of profitability disclosed by the Company’s accounts referred to in clause 5.1 of this schedule or which might otherwise be material to a purchaser of the Shares.

5.	ACCOUNTS

5.1

Accounts True and Fair: The accounts (Accounts) of the Company for the two financial period ended on 31 March 2006, copies of which have been delivered to the Purchaser, were prepared in accordance with GAAP consistently applied and otherwise comply with the Financial Reporting Act 1993. The Accounts give a true and fair view of the assets and liabilities of the Company as at the close of

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that financial period and for the trading and cash flows of the Company for that financial period.

5.2	No Off Balance Sheet Financing: The Company has not factored any of its debts or engaged in financing of a type which is not required to be shown or reflected in the Accounts.

5.3	No Material Omission: The Accounts do not omit to state a material fact required to be stated or necessary to ensure they are not misleading.

5.4

Undisclosed Liabilities: The Company was not liable at the Accounts Date (whether contingently or otherwise) to any person or creditor for any money or in any manner whatsoever which is not provided for in the Accounts for the period ended 31 March 2006.

6.	TAXATION

6.1

Taxation Returns: The Company has lodged all Taxation returns, reports, declarations, notices, certificates, reconciliations and other information required to be lodged by them with the appropriate body within the relevant time limits. All such returns, reports, declarations, notices, certificates, reconciliations and other information were accurate, complete and not misleading on lodgement, were made on a proper basis and are not the subject of any dispute. The Company has kept and preserved all records that are required to be kept and preserved for such purposes by law.

6.2

All Returns Without Adjustment: All returns lodged by the Company in relation to Taxation which have been assessed by the Internal Revenue Department have been assessed without adjustment, other than adjustments provided for in the Accounts.

6.3	Proceedings: The Company:

(a) Assessment or Collection Proceedings: is not a party to any action or proceeding for the assessment or collection of Taxation; and

(b) Dispute or Disagreement: is not the subject of any audit, investigation, dispute or disagreement with any body in relation to Taxation;

and there is no fact or matter known to the Company or the Vendors which might give rise to any such action, proceeding, audit, investigation, dispute or disagreement that has not been fully provided for in the Accounts.

6.4	Agreement for Extension of Time: The Company has not entered into any agreement which is now, or may become effective extending the period of assessment or collection of any taxation.

6.5	All Taxation Paid or Deducted: The Company has:

(a)

Paid: paid all Taxation which has been assessed or which is or has become lawfully assessable on it or which is otherwise due and payable on the due date for payment. When required to estimate or re-estimate a Taxation liability the Company has ensured this is fair and reasonable and has disclosed the estimated amounts in the Accounts, and is under no liability to pay any penalty or interest in connection therewith; and

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(b)

Deducted: deducted all Taxation required to be deducted from any payments made by it including (but not limited to) interest, royalties, dividends, remuneration payable to employees or contractors and payments to non-residents. Where necessary the Company has accounted for any such Taxation deducted or collected in accordance with all relevant requirements.

6.6

Imputation Credit Account: The imputation credit account and dividend withholding payment account which the Company is required to maintain did not on 31 March 2006, and will not on Closing have a debit balance.

6.7

GST Registration: The Company is a registered person for the purposes of the Goods and Services Tax Act 1985 and has complied in all respects with that Act, and is not in default of any obligation to make any payment, return or notification under that Act.

7.	BUSINESS OPERATIONS

7.1	Operations Pending Closing: From the Accounts Date until Closing, the Company has:

(a)

Carried On Business: carried on, and will until Closing carry on its business as a going concern in an efficient, normal and proper manner (having regard to the nature of its business and past practice);

(b)

No Liabilities: not (except in relation to the repayment of the SC Shares) created or incurred, and will not before Closing create or incur, any liability or indebtedness whatsoever (whether contingent or otherwise) except normal liabilities or indebtedness incurred in the ordinary course of business;

(c)

No Encumbrances or Options: not encumbered or granted an option over, or any interest in, any of its assets except in the ordinary course of business and for full consideration on arm’s length commercial terms;

	(d)	No Payments: other than the Permitted Dividend, not made, and will not before Closing make any payment except in the normal and ordinary course of its business;

(e)

No Acquisitions or Dispositions: not acquired or disposed of, and will not before Closing acquire or dispose of any assets except current assets acquired or disposed of in the ordinary course of business and for full consideration on arm’s length commercial terms, except as contemplated by clause 6.1(k);

(f)

No Capital Commitments: not entered into, and will not before Closing enter into, any capital commitment exceeding $50,000, except as agreed by the participants of the Cheal JVOA, under the Cheal JVOA;

	(g)	No Dividends: not declared, paid or made, and will not before Closing declare, pay or make any dividend, bonus or similar distribution other than the Permitted Dividend;

	(h)	No Emoluments: not paid or agreed to pay, and will not before Closing pay or agree to pay, any fees or other emoluments to any executive

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director other than normal remuneration and allowances payable to executive directors; and

(i)

Carried Out All Maintenance and Repairs: carried out, and will until Closing carry out, all maintenance and repair work necessary to ensure that its assets are in good repair, order and condition having regard to the age and book value of such assets.

7.2

Business Licences: The Company holds in its own name, and will on Closing be in possession of the licences, consents, approvals and permits from or issued by any government department, statutory, municipal or local body or other authority which are necessary or required to carry on its business fully and effectively (Business Licences). The Company is not aware that any of the Business Licences are being or are likely to be withdrawn, cancelled, qualified, or adversely affected in any manner, whether by reason of the sale of the Shares or otherwise. The Company is not carrying on business in breach of the provisions of any of the Business Licences or are aware of any circumstances which entitle or may entitle the issuer or any other competent authority to suspend, cancel or terminate any of the Business Licences.

7.3	Compliance with Laws:

(a) Compliance: The Company has complied with all applicable laws and Environmental Requirements in the conduct of the Business.

(b)

Predecessors: So far as the Vendors are aware, all predecessors in title to the assets of the Company have complied with all applicable laws and Environmental Requirements in the conduct of the relevant business.

(c)

No Claim Against Purchaser: So far as the Vendors are aware, the Purchaser will not be subject to any liability or obligation under any law or any claim arising from the conduct of the business operated by the Company.

8.	CONTRACTS

8.1	Material Contracts: All material contracts, commitments or arrangements of any nature whatsoever to which the Company is or will be a party have been disclosed to the Purchaser.

8.2	No Breach of Contract: The Company is not, nor will on Closing be in breach of any contract, commitment or arrangement of any nature whatsoever to which it is or will then be, a party.

9.	ASSETS

9.1

Assets: All assets including but not limited to computer and telecommunications hardware and related equipment, both tangible or intangible, owned by or used in or relating to the Business were on the Accounts Date, and will on Closing be, the Company’s absolute property and under the Company’s control and were not on the Accounts Date, and will not on Closing be held by the Company on lease, licence, hire purchase agreement, credit sale agreement or other similar tenure.

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9.2

Plant and Machinery: The Company does not have any plant or machinery other than plant and machinery in the possession of or under the control of the Purchaser as operator of the Cheal JVOA or the Kahili joint venture.

9.3

Assets Not Subject to Encumbrance: None of the assets referred to in clause 9.1 of this schedule were on the Accounts Date, or will on Closing be, subject to any option, mortgage, charge, lien, encumbrance, security interest or other adverse interest of any nature whatsoever.

9.4

Good Title to Assets: No person other than the Company is, or will on Closing be, entitled to possession of, or any interest in, any of such assets and the Company has, and will on Closing have, good and marketable title to all such assets.

9.5	Vendors Not Entitled to Assets: Neither the Vendors nor any member of the Vendors’ family, other relatives, trusts or other persons controlled by or associated with them or any of them:

(a) Assets: owns or is beneficially entitled to, or on the Accounts Date owned or was beneficially entitled to, any of the assets normally used or held for use in connection with the Business; or

(b) Services: provides any service, or at any time during the preceding three financial years provided any service, other than service as an employee, to the Company.

10.	PROPERTY

10.1	No Properties: There are not now, and will not on closing be, any Properties.

10.2	No Outstanding Disputes: There are not now, and will not on Closing be in relation to any Property previously owned, leased, licensed or occupied by the Company:

(a) Disputes or Complaints: any outstanding disputes or complaints or other matters which are likely to give rise to any liability on the Company;

(b)

Outstanding Amounts: any amounts outstanding in respect of any Property to the relevant landlord any governmental, local or other regulatory authority, body or official having competent jurisdiction in relation to the Property; or

10.3

No Assignment: The Company has not at any time assigned or disposed of, or will prior to Closing assign or dispose of, any leasehold property in respect of which it remains contingently liable as lessee, covenantor or guarantor.

11.	LITIGATION/CLAIMS

11.1

No Cause of Action: To the best of the Vendors’ knowledge and belief having made due enquiry, there is not now, and will not on Closing be, any cause of action in respect of which the Company is not fully indemnified, which could or

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might be used of commencing legal proceedings, either civil or criminal, against the Company.

11.2

No Enquiries or Dispute: There is not now, and will not on Closing be, any facts or events which are likely to cause the Company to be involved in or come before, any enquiry by, or be in dispute with, a governmental, regulatory or municipal authority or board of enquiry or commission or any other administrative body (whether judicial or quasi-judicial).

11.3

No Litigation: To the best of the Vendors’ knowledge and belief having made due enquiry, the Company is not, nor will it be on Closing, a party to any legal action or proceedings (other than as plaintiff in normal debt collection matters), arbitration, or statutory or governmental inquiry of any kind nor are the Vendors aware of any such legal proceedings, arbitration or inquiry, pending or threatened against, or involving the Company.

11.4	No Judgment or Award: The Company is not, nor will it be on Closing:

(a) Order or Award: subject to any order, judgment or award given or made by any court, arbitrator, tribunal or other competent body or official; or

(b) Court Undertaking or Assurance: a party to any undertaking or assurance given to any such court, arbitrator, tribunal or official;

which is now, or will on Closing be, current.

12.	RECORDS AND RETURNS

12.1

All Records Held: The Company holds, and will on Closing be in possession of all accounting and other records which it is bound by law to retain in its possession either indefinitely or for a particular period or periods.

12.2	Records Properly Kept: In relation to records, the Company has properly kept and maintained and will on Closing have properly kept and maintained:

(a) Accounting Records: all accounting records and books of account properly entered and containing true, full and accurate records of all matters required to be dealt with in accordance with GAAP;

(b) Statutory Records: all minute books, records, registers and other records required by law containing full and accurate records of all matters required to be recorded in them; and

(c)

Returns: all returns, resolutions and other documents required to be made and all such documents required by relevant law to be delivered or filed with the Registrar of Companies have been delivered or filed within the time required by law and are true and accurate.

12.3	Share Register: The Company’s share register contains true and accurate records of the members from time to time of the Company, and no application has been made for rectification of the register.